UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 18, 2015

ALLIED NEVADA GOLD CORP.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-33119	20-5597115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9790 Gateway Drive, Suite 200 Reno, Nevada	89521
(Address of principal executive offices)	(Zip Code)

(775) 358-4455

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 18, 2015, the United States Bankruptcy Court for the District of Delaware approved the sale (the “Sale”) by Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) of its exploration properties and related assets (excluding the Hycroft operation) (collectively, the “Acquired Assets”) pursuant to an Asset Purchase Agreement (the “Agreement”) entered into between Allied Nevada and certain of its wholly-owned subsidiaries and Clover Nevada LLC (“Clover Nevada”), a wholly-owned subsidiary of Waterton Precious Metals Fund II Cayman, LP.

The Acquired Assets consist of 75 mineral exploration properties and assets encompassing approximately 165,000 acres of land in the State of Nevada. The Acquired Assets include all of Allied Nevada’s patented and unpatented mining claims and rights associated with properties other than Hycroft, including any royalties or similar interests. Pursuant to the Agreement, Clover Nevada will pay the Company $17.5 million for the Acquired Assets upon closing of the transaction. Successful closing of the transaction is subject to customary closing conditions as set out in the Agreement and is expected to be completed by the end of June 2015.

The foregoing description of the Agreement is a summary and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. On June 19, 2015, the Company issued a press announcing the Sale. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Asset Purchase Agreement, dated as of April 27, 2015, by and among Allied Nevada Gold Corp. and certain of its wholly-owned subsidiaries and Clover Nevada LLC

99.1	Press Release dated June 19, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 22, 2015	Allied Nevada Gold Corp.

	By:	/s/ Stephen M. Jones
Stephen M. Jones
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Asset Purchase Agreement, dated as of April 27, 2015, by and among Allied Nevada Gold Corp. and certain of its wholly-owned subsidiaries and Clover Nevada LLC

99.1	Press Release dated June 19, 2015.